Exhibit 10.8

Summary of Key Terms of Compensation

Arrangement for David King

The summary below provides information about the key elements of the compensation arrangement for David King, Chief Executive Officer of Water Now, Inc.

The elements of Mr. King’s compensation are as follows:

1.	A base salary of $10,000 per month, commencing January 30, 2017.
2.	A base salary of $20,000 per month, commencing the month following the time that the Company first generates revenues.
3.	Eligibility to participate in employee benefit arrangements that may be maintained by the Company from time to time for the benefit of executive officers.
4.	Eligibility to receive bonuses as may be determined by the Board of Directors, or the appropriate committee of the Board of Directors.